EXHIBIT 10.6
CONFIDENTIAL — SPECIAL HANDLING
September 7, 2005
Nicholas J. DeRoma
Chief Legal Officer
Nortel Networks
8200 Dixie Rd., Suite 100
Brampton, Ontario
L6T 5P6
Dear Mr. DeRoma:
This letter (“Agreement”) records the arrangements between you and Nortel Networks Corporation concerning the cessation of your responsibilities as Chief Legal Officer reporting to William A. Owens, Nortel’s Vice-Chairman and Chief Executive Officer. The arrangements are as follows:
Cessation of Employment
1.	As used in this Agreement, the term “Corporation” shall mean Nortel Networks Corporation, its subsidiaries and affiliates, their successors and assigns, and all of their past and present officers, directors, employees and agents (in their individual and representative capacities), in every case, individually and collectively.

2.	Effective as of the close of business on September 9, 2005, your employment relationship with the Corporation shall cease. All previous external responsibilities which you had will be assumed by other persons designated by the Corporation, including any participation in industry or other associations representing the Corporation. Prior thereto, you will cease to be an officer and/or director of the Corporation and any of the Corporation’s subsidiaries and affiliates and you will sign such documents as may be reasonably required to record these resignations. You will continue to have access to your office to close out your personal and business affairs as needed until and including September 30, 2005.

3.	You understand and agree that if you have the designation of either “Reporting” or “Non-Reporting” Insider pursuant to Corporate Policy 320.28 of Nortel Networks Corporation (and under applicable Canadian/US securities legislation for Reporting Insiders), you will cease to have this designation effective 12:01 a.m. the day following your termination date of September 9, 2005. Notwithstanding the fact that you will no longer have this designation, if you are in possession of material non-public information relating to Nortel Networks, you are prohibited from trading in Nortel Networks securities (or informing another person of the material non-public information) in accordance with applicable laws. If you are a “Reporting” Insider, you understand that you are required to amend your insider profile within 10 days of your termination date on the Canadian System for Electronic Disclosure by Insiders (SEDI) to indicate that you are no longer a “Reporting” Insider of Nortel Networks. You should contact the Insider Reporting Department at (905) 863-1220 and fax (905) 863-8524 for assistance in amending the SEDI profile.

Compensation, Benefits & Perquisites
4.	Conditional upon your material compliance with all terms and conditions of this Agreement, the Corporation shall:

(Salary Continuation)
(a)	pay you the sum of US$43,833 per month, converted to Canadian currency, in the same manner as you were paid immediately prior to the termination of your employment, less appropriate deductions, commencing on September 10, 2005 and terminating on September 9, 2007 (“Salary Continuation Period”); in the event of your death prior to the conclusion of the Salary Continuation Period, the Salary Continuation payments set forth in this section 4.(a), the Vacation Benefit set forth in section 4.(b) below and the Incentive Award set forth in section 4.(c) below will be made to your spouse, and the event of her death, to your estate;
(Vacation Benefit)
(b)	pay you, on or before September 30, 2005, a lump sum amount equivalent to ten weeks of base salary, representing all of your current accrued but unused vacation benefit, with no further vacation accrual subsequent to September 9, 2005;
(Incentive Award)
(c)	pay you, on or before September 30, 2005, a lump sum amount equivalent to 100% of your annual base salary; for the avoidance of doubt, you will not receive a 2005 SUCCESS bonus;
(Insurance Benefits)
(d)	continue your participation during the Salary Continuation Period, subject to the provisions of the applicable plans, in group medical, life insurance and dental insurance, for you and any of the dependents currently covered; you shall continue to make any required contributions for such benefits at the rates applicable for employees through the deductions authorized in paragraph 4(a);
(Outplacement or Counseling Services)
(e)	make available senior executive outplacement services (services and provider to be designated by the Corporation after considering your preferences — please contact me for this purpose) to be provided to you in the New York City metropolitan area, including Fairfield County, CT, USA, to assist you in securing new employment, and pay the professional fees for such services as are reasonably incurred;
(Pension Benefits)
(f)	continue your accrual of pensionable service during the Salary Continuation Period, pursuant to the terms of the Northern Telecom Managerial and Non-Negotiated Pension Plan, the Supplementary Executive Retirement Plan and the Special Pension Credit Plan (“the Pension Plans”); your final pension or retirement benefits will be calculated based on pensionable service you will have accrued under the terms of the Pension Plans through the conclusion of the Salary Continuation Period, and your pension estimate is set forth in Attachment I to this Agreement;

(Stock Options)
(g)	consider you not to be eligible for any future grant(s) of stock options, including under the Nortel 2005 Stock Option Plan or the 1986 and 2000 stock option plans. For the avoidance of doubt, you will not receive the grant of stock options referenced by Bill Owens in his email to you dated March 22, 2005. If you currently hold any stock options granted under one of the Nortel Networks employee stock option plans, you will have the right to exercise any vested Nortel Networks stock options granted to you under the Nortel Networks Corporation 1986 Stock Option Plan as Amended and Restated (“the 1986 Plan”), the Nortel Networks Corporation 2000 Stock Option Plan (“the 2000 Plan”) and/or a stock option plan previously assumed by Nortel Networks in connection with certain past merger and acquisition transactions, subject to the terms and conditions of those plans and in accordance with the relevant Instruments of Grant.

A summary of your stock option grants and their vesting schedule are set forth in Attachment II to this Agreement. A copy of the 1986 Plan and the 2000 Plan have been provided to you. A copy of the terms and conditions of the key contributor replacement stock options granted to you on January 28, 1999 (Replacement Grant) has also been provided to you. Attachment II indicates that all of your stock options are currently vested, except the Replacement Grant.

Stock options granted to you under the 1986 Plan and/or the 2000 Plan will continue to vest during the Salary Continuation Period in accordance with the terms of the relevant Instruments of Grant. In the event of your death during the Salary Continuation Period, the provisions of section 6(g) of each of the 1986 Plan and the 2000 Plan, respectively, will apply to the stock options granted to you under the applicable plan, except the Replacement Grant. In accordance with the terms of the Replacement Grant, the Replacement Grant shall only be exercisable in accordance with section 6(g) of the 1986 Plan if certain of the conditions for vesting of the Replacement Grant stock options are met on the date of death in accordance with the terms of the Replacement Grant and the 1986 Plan.

In accordance with section 6.(h) of the 1986 Plan and the 2000 Plan, respectively, all vested stock options under such plans may be exercised by you during the thirty-six (36) month period following your Retirement Date, (but not in any such case after the expiration of the Option Period first established in connection with such grant). The Replacement Grant shall be exercisable within a period of thirty-six (36) months from your Retirement Date in accordance with section 6(h) of the 1986 Plan to the extent the Replacement Grant stock options are vested on your Retirement Date in accordance with their terms.

In the event of your death during retirement, the provisions of section 6(g) of each of the 1986 Plan and the 2000 Plan, respectively, will apply to all of the stock options granted to you under the applicable plan, except the Replacement Grant. In accordance with the terms of the Replacement Grant, the Replacement Grant shall only be exercisable in accordance with section 6(g) of the 1986 Plan if the Replacement Grant stock options are vested in accordance with their terms on your Retirement Date.

Further, with respect to the stock options you have exercised or will be entitled to exercise, the Instruments of Grant provide in certain circumstances that you repay the Corporation the difference between the market value of the shares purchased in conjunction with the exercise of your options and the subscription price of those shares, subject to certain adjustments. The repayment obligation is triggered if you commence employment with a competitor of any Nortel Networks company or engage in certain other specified conduct harmful to Nortel Networks within the time frames provided for in the Instruments of Grant;

(Investment Plan)
(h)	following your completion of the necessary documentation, distribute your account balance in accordance with the provisions of the Nortel Networks Investment Plan. Your right to contribute to and participate in the Investment Plan will cease at the end of the Salary Continuation Period;
(Relocation Costs)
(i)	(1) arrange and pay for the shipment of your household goods from Toronto to New Canaan, CT, USA by Movers International (MI Group), subject to the terms, limits and exclusions of the Nortel Networks International Assignment Long-Term Program;

(2) reimburse you for the normal and customary closing expenses, including any realtors’ sales commission, arising from the sale of your principal residence in North York, Ontario, Canada; and

(3) pay you an additional sum to “gross up” the value of any taxable benefit provided to you under sections 4(i) (1) and (2) above;
(Withholdings)
(j)	with respect to any monies or monetary equivalents to be paid hereunder, in its sole discretion withhold appropriate amounts concerning any and all applicable federal and provincial taxes; and
(Tax Preparation Services)
(k)	pay the cost of personal income tax preparation by Deloitte & Touche LLP for each of calendar years 2005 and 2006; such tax preparation service shall include any additional time and effort to prepare your tax returns as may be required because of your plan to relocate from Canada to the U.S. and retire from Nortel Networks; you will also receive an additional sum to “gross up” the value of any taxable benefit provided to you under this section 4.(k); the Tax Preparation Services and any gross up amount to be provided as set forth in this section 4.(k) will be provided to your spouse in the event of your death.
Cessation of Compensation, Benefits and Perquisites
5.	All Corporation compensation, benefits and perquisites not expressly extended to you pursuant to this Agreement shall be terminated effective 12:01 a.m September 10, 2005.
Expense Accounts
6.	You shall reconcile and settle your employee expense account, and any advances made to you by the Corporation, as soon as possible, but not later than September 30, 2005.
Securities Indemnification
7.	The Corporation shall indemnify you in accordance with section 124 of the Canada Business Corporations Act and the Corporation’s By-Laws. Subject to and without limiting the foregoing, the Corporation’s legal counsel will represent you in respect of any civil, criminal, administrative, investigative (including any internal investigation or independent review being conducted by the Corporation’s Board of Directors or a Committee thereof) or other proceeding in Canada, the United States or other applicable jurisdiction in which you are involved (including as a witness) because of your association with the Corporation (hereafter, a “Matter”). However, in the event that the Corporation’s counsel cannot represent you in a Matter because of a conflict, the Corporation agrees to advance monies to pay your reasonable and actual legal expenses in that Matter provided you agree that you will not settle the Matter, retain defense counsel or expert witnesses or consultants, or incur any defense costs without obtaining the Corporation’s prior consent, which consent will not be unreasonably withheld.
Confidentiality
8.	You acknowledge that you continue to be bound by the terms of the Agreement Relating to Intellectual Property and Confidentiality and any related agreements which you executed in the course of your hiring and employment by the Corporation. You confirm that your entire right, title, and interest to all intellectual property as generally described in such agreements with the Corporation are assigned to the Corporation regardless of the exact terms in, or the existence of, such an agreement between you and the Corporation.
With respect to inventions, discoveries, improvements and designs as covered by the above paragraph, you have disclosed or will promptly disclose them in writing to the Corporation, and you will, on the Corporation’s request, promptly execute a specific assignment of title to the Corporation or its designee, and do anything else reasonably necessary to enable the Corporation to secure a patent or other form of protection in Canada, the United States, and other countries. Any information pertaining to such inventions, discoveries, improvements and designs is considered the confidential information of the Corporation until and unless patented or published by the Corporation.

Unless and until the terms of this Agreement are disclosed by the Corporation as required by applicable law, you agree that you will not directly or indirectly disclose, publicize or discuss this Agreement, including the terms and/or conditions, with any employee and/or former employee of the Corporation or any other person except your spouse, your lawyer and/or accountant, financial advisor and/or outplacement counsellor. In the event that you discuss this Agreement with any of the aforementioned individuals, it shall be your duty, responsibility and obligation to advise said individual(s) of the confidential nature of this Agreement and direct them not to discuss the terms and/or conditions of this Agreement with any person.

Also, you shall continue to maintain the confidentiality of all trade secrets and confidential, proprietary, commercial, technical or other information; and specifically you agree that you shall not at any time during or following your employment with the Corporation, disclose, other than to the Corporation’s authorized personnel, or otherwise use for non-Corporation purposes, any confidential or proprietary information or know-how of any nature (whether or not a trade secret) relating to an activity of the Corporation to any invention, which is owned or licensed by the Corporation. You shall continue to maintain the confidentiality of any dealings, transactions or affairs of the Corporation which may have come to your knowledge in any manner during your employment. Further, you agree not to reveal, disclose, or cause to be revealed or disclosed, anything with respect to the Corporation that is injurious or harmful to any of its interests, or the interests of its employees, officers or directors. In addition, during the period September 6, 2005 to September 9, 2007, you:
(i)	shall issue no public statement on the business affairs, policies or the like of the Corporation without the prior written consent of the Corporation and, without limiting the foregoing, you shall not disparage the Corporation; and,

(ii)	shall not, on behalf of yourself or others, directly or indirectly, recruit, induce or solicit or attempt to recruit, induce or solicit any individual who is supplying services to the Corporation, whether as an employee, contractor, consultant or otherwise, to terminate their employment or contractual arrangements with the Corporation or to accept engagement with another person or entity unrelated to the Corporation; and,

(iii)	shall not become an employee, a consultant, contractor, representative, or in any manner or capacity accept any assignment, project or work for a competitor of the Corporation, without prior written approval by the Leader, Global Compensation and Benefits, provided that such approval shall not be unreasonable withheld.
Other
9.	Absent prior approval by the Leader, Global Compensation and Benefits, following your notification to the Corporation pursuant to paragraph 10, not to be unreasonably withheld, the Corporation’s obligations under paragraphs 4(a), (c), (d), (e), (f), (g), (h), (i) and (k) will terminate forthwith if you become an employee, consultant, contractor or representative of any competitor of the Corporation. Furthermore, you agree that if any of the commitments in paragraph 8 are breached, the Corporation has the right to recover, in addition to any other remedy or entitlement the Corporation may have as a result of the breach, an amount equal to the difference between the Market Value of the shares, as of the date of exercise, which you purchased during the Salary Continuation Period as a result of the exercise of your options, and the Subscription Price of those shares covered by such options.
Notice
10.	Upon the occurrence of any contingency which affects your rights in or to any subsequent payment or benefit, or affects the Corporation’s rights under this Agreement, including without limitation, your obtaining new employment, you shall, within fifteen (15) days of such occurrence, provide written notice to the Corporation of that event. Such notice shall be sent in writing to Leader, Global Compensation and Benefits.
Advice and Assistance
11.	You shall make available to the Corporation advice, assistance and information that shall include, but not be limited to, offering and explaining evidence, providing sworn statements or interviews, participation in discovery, and trial preparation testimony as may be deemed necessary by the Corporation concerning the Corporation’s position in any legal proceedings involving issues brought against or initiated by the Corporation of which you have knowledge. In the event it is necessary for you to provide the aforementioned services, then the Corporation shall reimburse you for authorized, reasonable and documented travel expenses, including, but not limited to, transportation, lodging and meals.
Company Property and Information Preservation
12.	Prior to your termination date, and before receiving any monies pursuant to this Agreement, you shall return to Nortel Networks any and all property of Nortel Networks currently in your possession and/or subject to your control, whether such material shall be written instruments or tapes in electronic and/or recorded format.

Nortel Networks Corporate Procedure 206.01 states that “all documents, messages or data composed, sent, or received through the network of Nortel Networks in any form are and remain at all times the property of Nortel Networks”. In addition, all work product that you have produced during your employment with Nortel Networks is the property of Nortel Networks. Therefore, all information, (however recorded or stored) (“Information”) in your possession and/or that you have created in the course of your employment with Nortel Networks (whether or not currently in your possession or control) is the property of Nortel Networks.

You are aware that Nortel Networks has received a formal order of investigation from the United States Securities and Exchange Commission (“SEC”) that requires the preservation and collection and disclosure of certain Information to the SEC. Nortel Networks is also a party to various civil lawsuits and other investigations and may need access to certain Information for those matters as well. Therefore, you agree to take affirmative steps to preserve all Information in your possession, custody and control (including information controlled by your assistant, if any).

As a result, you have the responsibility to secure relevant Information.

You shall gather (including from on-site and off-site storage) and return to Nortel Networks all physical copies of Information (for example and without limitation, computer discs, Jaz Drive tapes, paper copies) and arrange for this information to be provided to your manager. In addition, Nortel Networks will take possession of your computer and preserve all electronic Information on your computer, as well as any related servers on which you have Information stored, at the time your computer is turned into Nortel Networks. Any Information located in your home, including on a home personal computer, must be returned to Nortel Networks and deleted from your home computer.

Compliance with this requirement is not optional. Given the penalties which the law provides, it is in everyone’s interest to comply as quickly and completely as possible. None of these materials should be destroyed, even if they are a printout of something on a hard drive, until the investigations and all of the ongoing litigation is concluded. Should you have any questions regarding the implementation of these preservation instructions, please contact your HR prime, without delay.

The Information will be used by Nortel Networks for general business purposes and may also be provided to regulatory authorities in response to their requests or disclosed in any relevant private litigation to which Nortel Networks is a party. Also, the Information may be used by and provided to entities within the Nortel Networks group of companies and/or Nortel Networks external advisors. In some instances, the recipients of this Information will be located outside your geographic area. To the extent that the Information contains any personal information, you consent to the collection, transfer and disclosure of that information by Nortel Networks to Nortel Networks entities, third parties and regulatory authorities within and outside of your geographic area for the purposes set out above.
Review Period
13.	The terms and conditions of this Agreement will be open for your review and consideration through the close of business September 8, 2005. If you have not returned an executed copy of this Agreement, by facsimile or the original, to the undersigned, by the close of business on September 8, 2005, then the terms and conditions set forth in this Agreement shall be withdrawn as of that time and date.
Release
14.	In consideration of the monies and other benefits to be provided to you as set forth herein, you hereby fully and completely release the Corporation, its subsidiaries and affiliates, and their respective directors, officers and employees, to the extent permitted by law, from any and all real or pretended claims, causes of actions, rights, damages or injuries of any nature whatsoever you may have had or now have, whether known or unknown, (except for promises and commitments contained herein), including, without limitation, any and all such claims, causes of action, rights, damages or injuries arising out of, or related to, your employment by the said companies and/or the termination thereof, your ceasing to hold office in the said companies, or arising under any statute, including, without limitation, the Employment Standards Act (Ontario), or at common law. Furthermore, you understand that this release shall be binding upon you and your heirs, administrators, representatives, executors, successors, and assigns and its enforceability shall not be challenged.

You acknowledge that you have read this letter and that you understand all of its terms and have executed it voluntarily with full knowledge of its significance. Further, you acknowledge that you have had an adequate opportunity to review and consider the arrangements, including at your discretion, the right to discuss this Agreement with legal counsel of your choice. Finally, you acknowledge that you understand you are hereby granting to the Corporation a full and final release as set forth above.

15.	This Agreement constitutes the entire understanding of the parties with respect to your employment, including the cessation of your employment, and there are no promises, understandings or representations other than those set forth herein. This Agreement may be modified only with a written instrument duly executed by you and the Corporation.
Please acknowledge that the foregoing correctly and completely sets forth your understanding of the arrangements, and your acceptance hereof, by signing, dating and returning to me, the attached second copy of this Agreement.
Yours truly,
/s/   W. J. Donovan
William J. Donovan
For Nortel Networks Corporation
By: /s/   William J. LaSalle
/s/   Nicholas J. DeRoma
Nicholas J. DeRoma
Sept. 8, 2005

Date

Attachment I	Pension Estimate
Attachment II	Summary of Stock Option Grants and Vesting Schedule

Attachment I
Pension Estimate

Nick DeRoma – Retirement Planning

For Review

August 12, 2005

RESTRICTED

Personal Information Date of Birth: March 1, 1946 Spouse's Date of Birth: March 25, 1946 Date of Hire (Canada): June 1, 1997 Pension Entry Date: June 1, 1999 Pension Plan: Canadian Traditional Part II Program SERP Participant Yes Special Pension Credits (SPC): Must be minimum age 60 to be eligible for a benefit from this Plan (eligible as at March 1, 2006) For Eligibility Purposes: 16 years, 3 months For Benefit Purposes: 8 years, 1-1/2 months

Pension Estimate: Actual benefit payable will be determined at the retirement date Termination Date: September 9, 2005 Salary Continuance: September 10, 2005 through September 9, 2007 Retirement Date: September 10, 2007 Age at Pension: 61 years, 6 months Continuous Service at Pension: 10 years, 3 months Pensionable Service: 8 years, 4 months SPC Service: 8 years, 1-1/2 months Total Benefit Service: 16 years, 5-1/2 months Canadian Pension Benefit (CAD): (option of electing either an immediate lifetime monthly pension or a lump sum/15-year term annuity) Monthly Pension: $30,000 (Joint & Survivor 60%) or Total Lump Sum Value: $4,650,000, payable as follows: $362,000 lump sum (of which approx. $218,000 must be transferred to a locked-in RRSP) + $34,000/month for 15 years

Attachment II
Summary of Stock Option
Grants and Vesting Schedule

Statement of Option Grant	Page 1 of 1
PERSONAL SUMMARY OF STOCK OPTION GRANTS AS OF THE DATA LOAD DATE OF AUGUST 24, 2005

Global ID	Employee Name	Employee Address
0503455	Nicholas Deroma	8200 Dixie Road, Suite 100, Brampton, ON, L6T 5P6, CA

											Vested
Grant	Grant				Grant						and
Date	ID	Plan	Type	Curr.	Price	Granted	Vested	Unvested	Exercised	Outstanding	Available
											for
											Exercise
28-	A000000126477	CDN	NQ	CAD	$8.2700	250,000	250,000	0	0	250,000	250,000
FEB-02		515

25-	PASO00000002	CDN	NQ	CAD	$9.2900	500,000	500,000	0	0	500,000	500,000
OCT-01		515

25-	A000000098598	CDN	NQ	CAD	$57.6700	150,000	150,000	0	0	150,000	150,000
JAN-01		00

27-	A000000029314	CDN	NQ	CAD	$71.1500	180,000	180,000	0	0	180,000	180,000
JAN-00

28-	00009246	CD	NQ	CAD	$23.7000	160,000	160,000	0	0	160,000	160,000
JAN-99		KEY
		O

28-	00009248	CD	NQ	CAD	$23.7000	160,000	0	160,000	0	160,000	0
JAN-99		KEY
		R

28-	00009247	CDN	NQ	CAD	$23.7000	100,000	100,000	0	0	100,000	100,000
JAN-99

29-	00009245	US	NQ	USD	$11.2900	80,000	80,000	0	0	80,000	80,000
JAN-98

02-	00009244	CDN	NQ	CAD	$14.6900	100,000	100,000	0	66,666	33,334	33,334
JUN-97

Totals						1,680,000	1,520,000	160,000	66,666	1,613,334	1,453,334
Stock Option information is updated on a weekly basis. The information provided here is current as of August 24, 2005. Grants that have been forfeited or cancelled are not reflected on the Personal Summary.
View Vesting Schedule
NOTE: This page was last updated as of the data load date of August 24, 2005. Exercise transactions which have occurred within one week prior to the “as of” date may not be recorded in this data. If there is any discrepancy between the information contained on this page and the information contained in the official records of Nortel Networks, the information contained in the official records of Nortel Networks will prevail. If you believe that any information on this page is inaccurate, please contact Stock Option Administration at 905-863-6001 or ESN 333-6001 or email “Options, Stock” or stockopt@nortel.com.
This page generated August 29, 2005
8/29/2005

Vesting Schedule	Page 1 of 2
VESTING SCHEDULE

Global ID	Employee Name	Employee Address
0503455	Nicholas Deroma	8200 Dixie Road, Suite 100, Brampton, ON, L6T 5P6, CA

Vesting dates for grants with non-standard vesting will not be reflected in this vesting schedule. Please refer to your original Instrument of Grant or contact Stock Option Administration.

Grant Id	Grant Date	Options Granted	Outstanding	Expiration	Grant Price	Plan	Type	Vest
								Code
A000000126477	28-FEB-02	250,000	250,000	27-FEB-12	8.2700 CAD	CDN 515	NQ	OTHER
	Vest Date				Options Vesting
Note: Non-standard vesting schedule

Grant Id	Grant Date	Options Granted	Outstanding	Expiration	Grant Price	Plan	Type	Vest
								Code
PASO00000002	25-OCT-01	500,000	500,000	25-OCT-07	9.2900 CAD	CDN 515	NQ	OTHER
	Vest Date				Options Vesting
Note: Non-standard vesting schedule

Grant Id	Grant Date	Options Granted	Outstanding	Expiration	Grant Price	Plan	Type	Vest
								Code
A000000098598	25-JAN-01	150,000	150,000	24-JAN-11	57.6700 CAD	CDN 00	NQ	3YA
	Vest Date				Options Vesting
	25-JAN-02				50,000
	25-JAN-03				50,000
	25-JAN-04				50,000

Grant Id	Grant Date	Options Granted	Outstanding	Expiration	Grant Price	Plan	Type	Vest
								Code
A000000029314	28-JAN-00	180,000	180,000	26-JAN-10	71.1500 CAD	CDN	NQ	3YA
	Vest Date				Options Vesting
	27-JAN-01				60,000
	27-JAN-02				60,000
	27-JAN-03				60,000

Grant Id	Grant Date	Options Granted	Outstanding	Expiration	Grant Price	Plan	Type	Vest
								Code
00009246	28-JAN-99	160,000	160,000	27-JAN-09	23.7000 CAD	CD KEY O	NQ	5YC
	Vest Date				Options Vesting
	28-JAN-04				160,000

Vesting Schedule	Page 2 of 2

Grant Id	Grant Date	Options Granted	Outstanding	Expiration	Grant Price	Plan	Type	Vest
								Code
00009248	28-JAN-99	160,000	160,000	27-JAN-09	23.7000 CAD	CD KEY R	NQ	OTHER
	Vest Date				Options Vesting
Note: Non-standard vesting schedule

Grant Id	Grant Date	Options Granted	Outstanding	Expiration	Grant Price	Plan	Type	Vest
								Code
00009247	28-JAN-99	100,000	100,000	27-JAN-09	23.7000 CAD	CDN	NQ	3YA
	Vest Date				Options Vesting
	28-JAN-00				33,333
	28-JAN-01				33,333
	28-JAN-02				33,334

Grant Id	Grant Date	Options Granted	Outstanding	Expiration	Grant Price	Plan	Type	Vest
								Code
00009245	29-JAN-98	80,000	80,000	28-JAN-08	11.2900 USD	US	NQ	OTHER
	Vest Date				Options Vesting
Note: Non-standard vesting schedule

Grant Id	Grant Date	Options Granted	Outstanding	Expiration	Grant Price	Plan	Type	Vest
								Code
00009244	02-JUN-97	100,000	33,334	01-JUN-07	14.6900 CAD	CDN	NQ	OTHER
	Vest Date				Options Vesting
Note: Non-standard vesting schedule

NOTE: This page was last updated as of the data load date of August 24, 2005. Exercise transactions which have occurred within one week prior to the “as of” date may not be recorded in this data. If there is any discrepancy between the information contained on this page and the information contained in the official records of Nortel Networks, the information contained in the official records of Nortel Networks will prevail. If you believe that any information on this page is inaccurate, please contact Stock Option Administration at 905-863-6001 or ESN 333-6001 or email “Options,Stock” or stockopt@nortel.com.
This page generated August 29, 2005